EXHIBIT 8.1

Law Offices
ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
12th Floor
734 15th Street, N.W.
Washington, D.C. 20005

Telephone (202) 347-0300
Facsimile (202) 347-2172
www.emth.com

                        , 2003

Trans World Corporation
545 Fifth Avenue, Suite 940
New York, New York 10017

Ladies/Gentlemen:

        We have acted as special counsel to Trans World Corporation, a Nevada corporation ("TWC"), in connection with the proposed recapitalization (the "Recapitalization"). At your request, we are rendering our opinion on the federal income tax consequences of the Recapitalization.

        For purposes of the opinion set forth below, we have relied, with the consent of TWC, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of TWC dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the effective time of the Recapitalization. We also have relied upon the accuracy of the Registration Statement on Form S-4 filed by TWC with the Securities and Exchange Commission (the "SEC") in connection with the Recapitalization and the Prospectus of TWC included therein (the "Prospectus").

        We have examined the documents referred to above and the originals, or duplicates or certified or conformed copies, of such records, documents, certificates or other instruments and made such other inquiries as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

        Our opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, administrative interpretations and judicial precedents as of the date hereof. If any subsequent change in the applicable law or regulations occurs, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances surrounding the Recapitalization, the opinion expressed herein may become inapplicable.

        Based upon the foregoing, and subject to the qualifications and limitations stated herein, we hereby confirm our opinion set forth in the discussion contained in the Registration Statement under the caption "Material U.S. Federal Income Tax Consequences."

        We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Recapitalization under any state, local or foreign law, or with respect to other areas of United States federal taxation. We are members of the Bar of the District of Columbia, and we do not express any opinion herein concerning any law other than the law of the United States of America.

        We hereby consent to the filing of this opinion as an exhibit to TWC's Registration Statement of Form S-4.

Very truly yours, ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
By:
Timothy B. Matz